CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 5, 2018, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended September 30, 2018 of AMG Managers Brandywine Fund, AMG Managers Brandywine Blue Fund, and AMG Managers Brandywine Advisors Mid Cap Growth Fund three of the series constituting AMG Funds I. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 28, 2019